Exhibit 10(iii)(g.2)

STOCK OPTION TERMS AND CONDITIONS

February 26, 1999 Grant

TERM OF THE OPTION

The February 26, 1999 stock option grant for the purchase of Mobil Corporation Common Stock will become fully exercisable beginning February 26, 2002 when you have completed three years of Mobil service after the grant date. The options have a 10-year term and will expire at 4:30 p.m. (Eastern Standard Time) on February 25, 2009 (or earlier, as provided in section 6.8 or 6.9 of the 1995 Mobil Incentive Compensation and Stock Ownership Plan referred to as the “Plan”). You are urged to make note of these dates since no further communication will be provided to you when these options become exercisable or expire.

TRANSFERABILITY

The options covered by this grant are not transferable other than by will or the laws of descent and distribution and may be exercised during your lifetime only by you.

SPECIAL PROVISIONS

If you die while you are an employee, any rights you had immediately prior to your death to exercise the options granted to you hereunder during its remaining term shall pass to the person(s) designated in your will or determined by the laws of intestacy. In addition, any of your options that were not exercisable shall be immediately exercisable for the remaining term.

If your employment terminates for any reason other than death before the options granted to you hereunder become fully exercisable, the Board Compensation Committee may, in its absolute discretion, determine (but shall be under no obligation to determine) that the three-year service requirement of such options may be waived so as to avoid forfeiture and make the options immediately exercisable in whole or in part. Any exercise in such situations is subject to the provisions of Plan sections 6.8 and 6.9. Employees must generally complete the full calendar year in which the option was granted before waiver of the service requirement will be considered by the Committee.

CONDITIONS

The stock option grant is subject to the terms and conditions specified in the Plan, which is incorporated by reference as part of the Award Notification and the Stock Option Terms and Conditions.

TAX MATTERS

Below is general information regarding the tax treatment of options. Additional information is available through the “ICP icon,” if you are on Lotus Notes mail.

US Executives

Under current federal tax law, you have no tax liability on account of your stock option grant. However, your tax liability at exercise depends upon the type of option granted to you. The portion of your option grant designated as ISOs are not subject to regular tax upon exercise. Mobil therefore withholds no taxes from your ISO exercises. You will generally recognize taxable income when you sell your ISO shares. NQSOs, on the other hand, are subject to tax upon exercise, and Mobil is required to immediately collect applicable payroll taxes (federal and state income taxes and FICA).

Executives on Non-US Payroll

Due to the different tax laws in each country, you are strongly encouraged to consult with your tax advisor regarding the tax consequences of your stock option grant, the exercise of your options, and the sale of your option stock. If you are working outside your home country at the time of exercise, a “hypothetical” home country tax will be collected at the time of exercise, in accordance with applicable Mobil policy.